                                   EXHIBIT 99

                    ARTHUR ANDERSEN LLP REPRESENTATION LETTER



To the Securities and Exchange Commission:

Arthur Andersen LLP (Andersen) has represented to Mobile Mini, Inc. that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to this audit.


                                       54